Exhibit 99.1

              Team, Inc. Reports Third Quarter Results;
                 Affirms Full Year Earnings Guidance


    ALVIN, Texas--(BUSINESS WIRE)--April 4, 2007--Team, Inc., (NASDAQ:TISI) today reported net income of $2.4 million, or earnings of $0.26 per diluted share, for its third quarter ended February 28, 2007. This compared to net income of $2.3 million, or $0.25 per diluted share, for the same quarter last year. Team's revenues increased 17% to $73.3 million, and operating profits improved 5% to $5.1 million, compared to last year's quarter. For the fiscal year through the end of the third quarter, Team's net income was $9.4 million, or $1.01 per diluted share, which represents a 42% improvement from the corresponding prior year period when net income was $6.6 million or $0.72 per diluted share. Revenues increased 21% to $222.2 million, and operating profits improved 40% to $19.0 million.

    "We continue to be very pleased with the direction and growth of our business, and we expect our full-year results to be in line with our previously issued earnings guidance of $1.50 to $1.65 per share," said Phil Hawk, Team's Chairman and CEO.

    Discussion of Third Quarter Performance

    Third quarter revenues for the TMS division (which includes our mechanical service lines) increased $6.0 million or 21% to $34.7 million compared to $28.7 million in the prior year period. Third quarter revenues for the TCM division (which includes our inspection and field heat treating services) were $38.6 million compared to $33.9 million in the prior year quarter, an increase of $4.7 million or 14%. For the fiscal year to date, TMS revenues improved 30% to $106.0 million, and TCM revenues increased 14% to $116.2 million. Revenue growth continues to be broad based across the service lines and geographic regions of both divisions.

    Gross margin from continuing operations in the quarter ended February 28, 2007 was $24.1 million compared to $21.0 million for the prior year quarter ended February 28, 2006, an increase of $3.1 million or 15%. Gross margin as a percentage of sales was 33% in the current quarter compared to 34% in the prior year quarter. The decline reflects a three percentage point decline in TMS margins offset by an increase of one percentage point in TCM margins. The decrease in TMS gross margin as a percentage of sales reflects higher indirect field expenses associated with lower than expected utilization levels around the year-end holiday season and start-up costs incurred in connection with new service initiatives. For the fiscal year to date, total gross margin from continuing operations was $76.3 million, an increase of $14.6 million or 24%. Year-to-date gross margin as a percentage of sales was consistent with the prior year at 34%.

    SG&A in the quarter ended February 28, 2007 was $19.0 million compared to $16.2 million in the prior year quarter ended February 28, 2006, an increase of $2.8 million or 17%. SG&A directly attributable to field operations was $15.7 million, an increase of $1.9 million or 14%. This reflects investments in human and other resources to support the continued growth of our branch operations. SG&A attributable to corporate administration was $3.3 million, an increase of $0.9 million or 37% from the prior year quarter. The increase in SG&A attributable to corporate administration is primarily due to stock option related expense of $0.4 million and professional fees of $0.6 million stemming from the completion of an independent investigation. For the fiscal year to date, total SG&A expenses were $57.3 million, up $9.1 million or 19%.

    "We are very pleased with activity levels coming out of the third quarter," reported Hawk. "Overall demand levels and job profit margins remain strong, which should lead to strong performance and profit growth for the full year and beyond."

    Completion of Investigation

    In March 2007, an independent investigation was completed with respect to irregularities involving one of Team's branch locations. The investigation, which was fully discussed in our second quarter press release and 10-Q filing, confirmed that the irregularities were limited to a single branch location and had no material effect on any of our previously issued financial statements. Third quarter results reflect $0.6 million of costs associated with the investigation. The matter is expected to have no significant financial impact beyond the current quarter.

    Earnings Conference Call

    In connection with this earnings release, Team will hold its quarterly conference call on Thursday, April 5, 2007 at 10:00 a.m. Central Time (11:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team's Web site, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 1-877-318-5455 and use conference code 8650116.

    About Team, Inc.

    Headquartered in Alvin, Texas, Team, Inc. is a leading provider of specialty and construction services required in maintaining high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. The Company's inspection services also serve a broader customer base that includes the aerospace and automotive industries. Team offers these services in over 70 locations throughout the United States, Aruba, Canada, Singapore, Trinidad and Venezuela. The Company licenses its proprietary techniques and materials to various companies outside the United States and receives royalties based upon revenues earned by its licensees. Team, Inc. common stock is traded on the NASDAQ Global Select Market under the ticker symbol "TISI".

    Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made every reasonable effort to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, a variety of factors could cause actual results to differ materially from those anticipated in any forward-looking information. Those factors include domestic and international economic activity, interest rates and market conditions for the Company's customers and their levels of capital and maintenance expenditures, compliance with regulations and changes to regulations, general liability claims and legal proceedings, competition in the marketplace, ability to hire and retain a skilled technical workforce, availability of attractive acquisitions and unforeseen integration difficulty with future acquisitions, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.


                     TEAM, INC. AND SUBSIDIARIES
                     SUMMARY OF OPERATING RESULTS
                (in thousands, except per share data)

                         Three Months Ended       Nine Months Ended
                            February 28,            February 28,
                       ----------------------- -----------------------
                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------
                       (unaudited) (unaudited) (unaudited) (unaudited)
Revenues                  $73,291     $62,630    $222,215    $183,828
Operating expenses         49,216      41,584     145,932     122,095
                       ----------- ----------- ----------- -----------
Gross margin               24,075      21,046      76,283      61,733

Selling, general and
 administrative
 expenses                  19,025      16,216      57,269      48,131
                       ----------- ----------- ----------- -----------
Operating income            5,050       4,830      19,014      13,602

Interest expense, net       1,047       1,083       3,167       2,862
                       ----------- ----------- ----------- -----------
Earnings before income
 taxes                      4,003       3,747      15,847      10,740

Provision for income
 taxes                      1,561       1,468       6,416       4,113
                       ----------- ----------- ----------- -----------
Income from continuing
 operations                 2,442       2,279       9,431       6,627

   Income from
    discontinued
    operations, net of
    tax                         -           -           -           6
                       ----------- ----------- ----------- -----------

Net income                 $2,442      $2,279      $9,431      $6,633
                       =========== =========== =========== ===========

Earnings per common
 share:

Continuing operations:
   Basic                    $0.28       $0.27       $1.08       $0.79
                       =========== =========== =========== ===========
   Diluted                  $0.26       $0.25       $1.01       $0.72
                       =========== =========== =========== ===========

Discontinued
 operations:
   Basic                       $-          $-          $-          $-
                       =========== =========== =========== ===========
   Diluted                     $-          $-          $-          $-
                       =========== =========== =========== ===========

Net income:
   Basic                    $0.28       $0.27       $1.08       $0.79
                       =========== =========== =========== ===========
   Diluted                  $0.26       $0.25       $1.01       $0.72
                       =========== =========== =========== ===========

Weighted average
 number of shares
 outstanding:
   Basic                    8,808       8,433       8,720       8,354
                       =========== =========== =========== ===========
   Diluted                  9,553       9,282       9,377       9,181
                       =========== =========== =========== ===========

Continuing operations
 data:

Revenues comprised of:
   TCM Division           $38,596     $33,935    $116,206    $101,988
   TMS Division            34,695      28,695     106,009      81,840
                       ----------- ----------- ----------- -----------
                          $73,291     $62,630    $222,215    $183,828
                       =========== =========== =========== ===========

Gross margin comprised
 of:
   TCM Division           $11,567      $9,902     $35,697     $30,562
   TMS Division            12,508      11,144      40,586      31,171
                       ----------- ----------- ----------- -----------
                          $24,075     $21,046     $76,283     $61,733
                       =========== =========== =========== ===========

Operating income
 comprised of:
   Industrial Services     $8,381      $7,261     $29,119     $21,223
   Corporate               (3,331)     (2,431)    (10,105)     (7,621)
                       ----------- ----------- ----------- -----------
                           $5,050      $4,830     $19,014     $13,602
                       =========== =========== =========== ===========


                     TEAM, INC. AND SUBSIDIARIES
            SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
                  FEBRUARY 28, 2007 AND MAY 31, 2006
                            (in thousands)

                                             February 28,   May 31,
                                                2007         2006
                                             ------------ ------------
                                             (unaudited)

Current assets                                   $89,094      $84,831

Net property, plant and equipment                 32,026       26,448

Other non-current assets                          28,081       28,692

                                             ------------ ------------
Total assets                                    $149,201     $139,971
                                             ============ ============

Current liabilities                              $30,993      $35,612

Long term debt net of current maturities          41,101       39,804

Other non-current liabilities and minority
 interests                                           510          670

Stockholders' equity                              76,597       63,885

                                             ------------ ------------
Total liabilities and stockholders' equity      $149,201     $139,971
                                             ============ ============

    CONTACT: Team Inc., Alvin
             Ted W. Owen, 281-331-6154